Exhibit 3.2

AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PACIFIC CONTINENTAL CORPORATION

(adopted by the shareholders on April 19, 2010)

The first paragraph of ARTICLE V of the Amended and Restated Articles of Incorporation is amended in its entirety as follows:

ARTICLE V.

CAPITALIZATION

The aggregate number of shares which this corporation will have authority to issue is Fifty Million (50,000,000) shares of no par value per share common stock and twenty thousand (20,000) shares of no par value per share preferred stock.